Exhibit 15.1
June 26, 2009

China Sunergy Co., Ltd. No. 123 Focheng West Road Jiangning Economic & Technical Development Zone Nanjing Jiangsu 211100 People’s Republic of China	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	(852) 2842 9595 Andrew.Lee@conyersdillandpearman.com AL/yc/294315 (M#871778)

Dear Sirs,

China Sunergy Co., Ltd. (the “Company”)
Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended December 31, 2008 with the U.S. Securities and Exchange Commission.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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